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                                                                       EXHIBIT 1

                                NGC CORPORATION
                          EMPLOYEE EQUITY OPTION PLAN
            [AS AMENDED AND RESTATED EFFECTIVE AS OF MARCH 14, 1995]


                            I.   PURPOSE OF THE PLAN

     (a) The NGC CORPORATION EMPLOYEE EQUITY OPTION PLAN (the "Plan") is intended to provide a means whereby certain employees of NGC CORPORATION, a Delaware corporation (the "Company"), and its affiliates may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may grant to certain employees ("Optionees") the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan shall not constitute incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

     (b) The Plan as set forth herein constitutes an amendment and restatement of the Natural Gas Clearinghouse Employee Equity Option Plan (the "Predecessor Plan"), as previously adopted by Natural Gas Clearinghouse ("NGC"), and shall supersede and replace in its entirety such previously adopted plan. The Predecessor Plan has been amended and restated in the form of the Plan in connection with the consummation of the transactions contemplated in that certain Combination Agreement and Plan of Merger (the "Combination Agreement") dated October 21, 1994, among NGC, Trident NGL Holding, Inc., and certain other parties, pursuant to which NGC agreed, subject to certain conditions, to combine with and into the Company (as the surviving corporation in the combination).
The amendment and restatement of the Predecessor Plan into the form of the Plan shall be effective as of the closing of the Merger and the Tender Offer as such terms are defined in the Combination Agreement (the "Restatement Effective Date"). As contemplated in the Predecessor Plan and to reflect the consummation of the transactions described in the Combination Agreement, each outstanding option under the Predecessor Plan to acquire one one-thousandth of a partnership unit in NGC shall be automatically converted on the Restatement Effective Date into an Option under the Plan to purchase 246.15 shares of Stock (subject to adjustment as provided in Paragraph IX hereof). If such option under the Predecessor Plan had an exercise price of $1,465.54 per one one-thousandth of a partnership unit in NGC, then the purchase price of the Stock under the corresponding Option under the Plan shall be $5.95 per share of Stock (subject to adjustment as provided in Paragraph IX hereof). If such option under the Predecessor Plan had an exercise price of $523.33 per one one-thousandth of a partnership unit in NGC, then the purchase price of the Stock under the corresponding Option under the Plan shall be $2.13 per share of Stock (subject to adjustment as provided in Paragraph IX hereof).

     (c) Notwithstanding any provision herein to the contrary, if the Merger and Tender Offer contemplated in the Combination Agreement are not consummated, then
(i) the Plan shall be void and
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of no further force and effect, and (ii) the Predecessor Plan shall not be amended and restated in the form of the Plan, but, rather, shall continue in full force and effect.

                              II.  ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") of, and appointed by, the Board of Directors of the Company (the "Board"), and the Committee shall be (a) comprised solely of two or more outside directors (within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder), and (b) constituted so as to permit the Plan to comply with Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Committee shall have sole authority to select the Optionees from among those individuals eligible hereunder and to establish the number of shares which may be issued under each Option; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Optionee during any calendar year beginning on or after January 1, 1994, may not exceed 2,110,739 (subject to adjustment in the same manner as provided in Paragraph IX hereof (including, without limitation, Paragraph IX(a) hereof) with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced. In selecting the Optionees from among individuals eligible hereunder and in establishing the number of shares that may be issued under each Option, the Committee may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee in selecting the Optionees and in establishing the number of shares which may be issued under each Option shall be final.

                          III  ELIGIBILITY OF OPTIONEE

     (a) Options may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any affiliate of the Company at the time the Option is granted. Options may be granted to the same individual on more than one occasion.

     (b) For all purposes under the Plan, an affiliate of the Company shall mean
(i) Novagas Clearinghouse Ltd., (ii) Accord Energy Ltd., and (iii) any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (1) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or
(2) to direct or cause the

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direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

                        IV.  SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 14,043,371 shares of Stock, which shall include the 11,932,632 shares of Stock subject to Options granted prior to the Restatement Effective Date. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. The Committee shall issue Options covering all shares of Stock subject to the Plan on or before the date which is three years after the Restatement Effective Date. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan to the extent permitted under Rule 16b-3, and the purchase price of Stock issued under such Option shall be determined in accordance with the provisions of Paragraph V hereof. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph IX hereof (including, without limitation, Paragraph IX(a) hereof) with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

                                V.  OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Committee, but such purchase price shall not be less than $5.95 per share of Stock except as hereinafter provided. As of the Restatement Effective Date, Options with respect to 6,969,994 shares of Stock are outstanding with a purchase price of $2.13 per share of Stock (an "Original Option"). If any Original Option expires or terminates prior to its exercise in full and the shares theretofore subject to such Original Option are again made subject to an Option (the "Replacement Option") pursuant to Paragraph IV hereof, then the purchase price of Stock issued under such Replacement Option shall be determined by the Committee, but such purchase price shall not be less than $2.13 per share of Stock. The purchase prices set forth in this Paragraph V shall be subject to adjustment by the Committee applying the principles set forth in Paragraphs IX(a) and IX(c) hereof.

              VI.  OPTION AGREEMENTS; TRANSFERABILITY; WITHHOLDING

     (a) Each Option shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement") which shall contain such terms and conditions as may be approved by the Committee and are not inconsistent with the provisions of the Plan. The terms and conditions of the respective Option Agreements need not be identical. In the event of a conflict or inconsistency between the provisions of the Plan and the terms of any Option Agreement, the provisions of the Plan shall govern and control.

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     (b) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative.

     (c) To the extent that the exercise of an Option granted under the Plan or the disposition of shares of Stock acquired by exercise of an Option granted under the Plan results in compensation income to an Optionee for federal, state or local income tax purposes, such Optionee shall pay to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if such Optionee fails to do so, the Company is authorized to withhold from any remuneration then or thereafter payable to such Optionee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise by an Optionee of an Option granted under the Plan, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to such Optionee upon such exercise.

                    VII  VESTING AND CANCELLATION OF OPTIONS

     (a) Each Option granted under the Plan shall vest and become immediately exercisable in accordance with the terms hereof on the fifth anniversary of the date of grant of such Option.

     (b) Subsequent to the vesting of an Option granted hereunder, the unexercised portion thereof shall automatically and without notice terminate and become null and void on the earliest to occur of the following:

          (i) the tenth anniversary of the date of grant of such Option;

          (ii) the expiration of 95 days from the date of termination of the Optionee's employment with the Company for any reason (other than a termination described in clauses (iii) or (iv) below); provided, that if the Optionee shall die during such 95-day period, the time of termination of the unexercised portion of such Option shall be determined pursuant to clause (iii) below;

          (iii) the expiration of 12 months after an Optionee's death or the date such Optionee's employment with the Company terminates by reason of disability (within the meaning of subparagraph (e)(ii) below); and

          (iv) the termination of the Optionee's employment with the Company in the event such termination results from the discharge for cause of such Optionee. For purposes of the Plan, "discharge for cause" shall have the meaning set forth in each Optionee's employment agreement with the Company. If an Optionee does not have an employment agreement with the Company, the term "discharge for cause" shall mean the involuntary termination of an Optionee's employment with the Company as a result of dishonesty or similar serious misconduct, directly related to the performance of duties for the Company which results from a willful act or omission and which is materially injurious to the operations, financial condition

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     or business reputation of the Company or any of its affiliates, including but not limited to (1) refusal to follow the instructions of the President of the Company, the Board, or the Optionee's superior officer in the performance of the Optionee's duties, or (2) impairment of the discharge of the Optionee's duties due to adverse consequences resulting from becoming a defendant in any criminal proceeding or due to drug or alcohol abuse.

     (c) Any Option granted hereunder which is not vested pursuant to subparagraph (a) above shall automatically and without notice terminate and become null and void as hereinafter set forth:

          (i) In the event an Optionee's employment with the Company terminates by reason of death or disability (within the meaning of subparagraph
     (e)(ii) below), each Option held by such Optionee shall immediately terminate with respect to the percentage of shares of Stock subject to such Option as set forth below directly opposite the period during which the death or disability of such Optionee occurs:

                                                   Percentage
          Date of Death or Disability              Terminated
          ---------------------------              ----------

          Date of grant        -  1st anniversary of   80%
                             date of grant - 1 day
          1st anniversary      -  2nd anniversary of   60%
                             date of grant - 1 day
          2nd anniversary      -  3rd anniversary of   40%
                             date of grant - 1 day
          3rd anniversary      -  4th anniversary of   20%
                             date of grant - 1 day
          4th anniversary      -  5th anniversary      10%
                             of date of grant - 1 day

          The portion of an Option that is not terminated shall immediately vest and shall be subject to the termination provisions of clauses (i) and (iii) of subparagraph (b) above.

          (ii) In the event an Optionee voluntarily resigns his employment with the Company prior to attaining age 62 or is discharged for cause, all of such Optionee's Options shall be terminated immediately upon notice of such resignation or discharge.

          (ii) In the event an Optionee voluntarily retires from employment with the Company on or after attaining age 62 or his employment with the Company is involuntarily terminated by the Company (or one of its affiliates) other than pursuant to a discharge for cause, each Option held by such Optionee shall immediately terminate with respect to the percentage of

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     shares of Stock subject to such Option set forth below directly opposite the period during which such termination occurs:

                                                Percentage
          Date of Termination                   Terminated
          -------------------                   ----------

          Date of grant         1st anniversary of  100%
                             date of grant - 1 day
          1st anniversary       2nd anniversary of   80%
                             date of grant - 1 day
          2nd anniversary       3rd anniversary of   60%
                             date of grant - 1 day
          3rd anniversary       4th anniversary of   40%
                             date of grant - 1 day
          4th anniversary       5th anniversary of   20%
                             date of grant - 1 day

          The portion of an Option that is not terminated shall immediately vest and shall be subject to the termination provisions of clauses (i) and (ii) of subparagraph (b) above.

     (d) The preceding provisions of this Paragraph VII to the contrary notwithstanding, if an Optionee's employment with the Company has terminated under the circumstances described in clauses (i) or (iii) of subparagraph (c) above, and if the period during which such Optionee could exercise the vested portion of his Options pursuant to subparagraph (b) above has expired prior to any required adjustment to such Options pursuant to Paragraph IX(a) hereof, then such Optionee shall be entitled to exercise such Options with respect to his vested percentage (determined under clause (i) or (iii), as applicable, of subparagraph (c) above) of any additional shares allocated thereto pursuant to Paragraph IX(a) hereof during the 95-day period beginning on the date the Committee provides such Optionee with written notice of such additional share allocation. Further, if an Optionee has purchased Stock pursuant to an Option prior to any required adjustment to such Option pursuant to Paragraph IX(a) hereof, and if such adjustment would have resulted in a reduction in the purchase price of such Stock under such Option, then the Company shall refund such excess amount paid by such Optionee as soon as administratively feasible after the computations required pursuant to Paragraph IX(a) hereof have been completed.

     (e) For all purposes of the Plan, (i) an Optionee shall be considered to be in the employment of the Company as long as such Optionee remains an employee of either the Company or any affiliate of the Company, or a corporation or any affiliate of such corporation assuming or substituting a new option for the Option granted to such Optionee, and (ii) an Optionee shall be considered to be disabled if such Optionee is eligible to receive disability benefits under the Company's long term disability plan or Social Security disability benefits if such Optionee's employment with the Company terminates at a time when the Company does not maintain a long term disability plan or such plan does not provide coverage to such Optionee.

     (f) The Committee may, in its sole discretion, (i) extend the 95-day period referred to in clause (ii) of subparagraph (b) above, and/or (ii) accelerate the vesting of all or any portion of an Option that would otherwise terminate pursuant to clause (i) or (iii) of subparagraph (c) above. Any

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action by the Committee pursuant to this subparagraph (f) may vary among individual Optionees and may vary among Options held by an individual Optionee.

                               VII  TERM OF PLAN

     The Plan originally became effective on May 19, 1992. This restatement of the Plan shall be effective as of the Restatement Effective Date, provided this restatement of the Plan is approved by the shareholders of the Company within twelve months after the date this restatement of the Plan has been adopted by the Board. Notwithstanding any provision in this Plan or in any Option Agreement, no Option granted on or after the Restatement Effective Date shall be exercisable prior to such shareholder approval. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph X, the Plan shall terminate upon and no further Options shall be granted after May 18, 2002.

   IX.  CONTINGENT STOCK RIGHT ADJUSTMENT; RECAPITALIZATION OR REORGANIZATION

     (a) Pursuant to the terms of Exhibit 3.5(B) of the Combination Agreement, additional shares of Stock (the "NGC Shares") may be issued to the NGC Parties (as such term is defined in such Exhibit). If any NGC Shares are so issued to the NGC Parties, then each Option outstanding as of the effective date of such issuance shall be adjusted by the Committee as follows:

          (i) the number of shares of Stock which shall thereafter be covered by such Option shall be equal to the number of shares of Stock determined under the following formula:

                       O multiplied by (A divided by B),
                         -------------    ----------

     where (x) "O" equals the number of shares of Stock subject to such Option on the date such Option initially became subject to the Plan and prior to any adjustment pursuant to this subparagraph, (y) "A" equals the sum of (1) the number of NGC Shares so issued to the NGC Parties, and (2) the number of shares of Stock held by the NGC Parties immediately following the Effective Time as such term is defined in the Combination Agreement (the "Effective Time"), and (z) "B" equals the number of shares of Stock held by the NGC Parties immediately following the Effective Time; and

          (ii) the purchase price per share of Stock thereafter covered by such Option shall be equal to the amount determined under the following formula:

                       P multiplied by (B divided by A),
                         -------------    ----------

     where (x) "P" equals the purchase price per share of Stock under such Option on the date such Option initially became subject to the Plan and prior to any adjustment pursuant to this subparagraph, and (y) "A" and "B" have the meanings provided in clause (i) above.

All computations required to be made under this subparagraph shall be appropriately adjusted by the Committee to take into account any stock dividend, stock split, combination of shares, or reclassification, or any merger, consolidation, spinoff, or partial or complete liquidation of the

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Company occurring during the period commencing on the Restatement Effective Date and terminating on the effective date of the issuance of the NGC Shares to the NGC Parties.

     (b) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (c) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (d) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or
(v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (a) ten days after the approval by the shareholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in Clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall

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thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (e) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares,
(3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change and to keep the holders of such Options in as nearly the same position as possible to that which they were in prior to such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (4) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option.

     (e) For the purposes of clause (2) in Subparagraph (d) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph (e) or Subparagraph (d) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (f) Any adjustment provided for in Subparagraphs (c) or (d) above shall be subject to any required shareholder action.

     (g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                    X.  AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such Optionee; and provided, further, that (i) the Board may not make any alteration or amendment which would decrease

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any authority granted to the Committee hereunder in contravention of Rule 16b-3 and (ii) the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive Options under the Plan or extend the term of the Plan, without the approval of the shareholders of the Company.

                              XI.  SECURITIES LAWS

     (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     (b) It is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.

                               XII  MISCELLANEOUS

     (a) The Plan and all actions taken pursuant to the Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, applied without regard to conflict of laws principles thereof.

     (b) The invalidity or unenforceability of any one or more provisions of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

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